GLOBAL CUSTODY AGREEMENT

This AGREEMENT is effective as of November 1, 2010, and is between The Bank of New York Mellon ("Bank") and each of the investment companies and other pooled investment vehicles (which may be organized as corporations, business or other trusts, limited liability companies, partnerships or other entities) managed by Capital Research and Management Company or its affiliates and listed on Appendix A hereto, as such Appendix may be amended from time to time (each a "Customer").

WHEREAS, each Customer is or may be organized with one or more series of shares, each of which shall represent an interest in a separate investment portfolio of cash, securities and other assets;

WHEREAS, each Customer desires to appoint, in accordance with the provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations thereunder, Bank as custodian on behalf of itself or those of its existing or additional series of shares that are also listed on Appendix A hereto (each such listed investment portfolio being referred to hereinafter as a "Portfolio"), and Bank has agreed to act as custodian for the Portfolios under the terms and conditions hereinafter set forth;

WHEREAS, for administrative purposes only, each Customer wishes to evidence its individual agreement with Bank in a single instrument, notwithstanding each Customer's intention to be separately bound;

NOW THEREFORE, Bank and each Customer agree as follows:

1. Appointment of Custodian; Customer Accounts.

Customer hereby appoints Bank as its custodian for each Portfolio. Bank hereby accepts such appointment. Bank, acting as "Securities Intermediary" (as defined- in Section 2· hereof) shall establish and maintain the following accounts in the name of Customer on behalf of each Portfolio:

(a)                 a Custody Account for Securities and other Financial Assets (as such terms are defined in Section 2 hereof); and

(b)                 an account ("Deposit Account") for any and all cash in any currency received by Bank or its Subcustodian for the account of the Portfolio, which cash shall not be subject to withdrawal by draft or check.

Customer warrants its authority on behalf of each Portfolio to: (i) deposit the Financial Assets and cash (collectively, "Assets") received in the Custody Account or the Deposit Account, as the case may be (collectively, "Accounts") and (ii) give Instructions concerning the Accounts and such Instructions shall be clear as to which Portfolio they relate. Bank may deliver Financial Assets with different certificate number(s) but which are otherwise identical in all respects

(including, without limitation, any related CUSIP, ISN, rights and privileges) to Financial Assets deposited in the Custody Account.

Bank shall be accountable under the terms of this agreement to the Customer for all Assets held in the Accounts and shall take prompt and appropriate action to remedy any discrepancies with respect to such Assets. Upon written agreement between Bank and Customer, additional Accounts may be established and separately accounted for as additional Accounts hereunder.

2.	Definitions.

As used herein, the following terms shall have the following respective meanings:

(a)                "Affiliate" shall mean an entity controlling, controlled by, or under common control with, another entity.

(b)                "Authorized Person" shall mean an employee or agent (including an investment manager) designated by prior written notice from Customer or its designated agent to act on behalf of Customer hereunder. Such persons shall continue to be Authorized Persons until such time as Bank receives Instructions from Customer or its designated agent that any such employee or agent is no longer an Authorized Person.

(c)	"Certificated Security" shall mean a Security that is represented by a certificate.

(d)                "Custody Account" shall mean each custody account on Bank's records to which Financial Assets are or may be credited pursuant hereto.

(e)                "Eligible Foreign Custodian" shall have the meaning assigned thereto in Rule 17f-5 (and shall include any entity qualifying as such pursuant to an exemption, rule or other appropriate action of the U.S. Securities and Exchange Commission).

(f)                 "Eligible Securities Depository" shall have the meaning assigned thereto in Rule 17f-7 (and shall include any entity qualifying as such pursuant to an exemption, rule or other appropriate action of the U.S. Securities and Exchange Commission).

(g)                "Eligible Contract" shall mean a currently effective written contract between Bank and a Subcustodian satisfying the requirements of paragraph (c)(2) of Rule 17f-5 (including any amendments thereto or successor provisions).

(h)                "Entitlement Holder" shall mean the person on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

(i)                  "Financial Asset" shall have the meaning assigned thereto in Article 8 of the Uniform Commercial Code, which, as of the date hereof, generally means:

(i)                 a Security;

(ii)               an obligation of a person or a share, participation or other interest in a person or property or enterprise of a person, which is, or is of a type, dealt in or traded on financial markets, or which is recognized in any area in which it is issued or dealt in as a medium for investment; or

(iii)             any property that is held by a Securities Intermediary for another person in a Securities account if the Securities Intermediary has expressly agreed with the other person that the property is to be treated as a financial asset under Article 8 of the Uniform Commercial Code. · As the context requires, the term means either the interest itself or the means by which a person's claim to it is evidenced, including a Certificated Security or an Uncertificated Security, a Security certificate, or a Security Entitlement. Financial Asset shall in no event mean cash.

(j) "Foreign Assets" shall have the meaning assigned thereto under Rule 17f-5, which, as of the date hereof, means any investments (including foreign currencies) for which the primary market is outside the United States, and any cash and cash equivalents that are reasonably necessary to effect Customer's transactions in those investments.

(k)                "Instructions" shall mean instructions of any Authorized Person received by Bank, via telephone, telex, facsimile transmission, bank wire or other teleprocess or electronic instruction or trade information system (which may include Internet-based systems involving appropriate testing and authentication) acceptable to Bank which Bank believes in good faith to have been given by, or under the direction of, Authorized Persons. The term "Instructions" includes, without limitation, instructions to sell, assign, transfer, deliver, purchase or receive for the Custody Account, any and all stocks, bonds and other Financial Assets or to transfer funds in the Deposit Account.

(1)                  "Local Practice" shall mean the customary securities trading or securities processing practices and procedures generally accepted by Institutional Investors in the jurisdiction or market in which the transaction occurs, including, without limitation:

(i)    delivering Financial Assets to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) with the expectation of receiving later payment for such securities from such purchaser or dealer;

(ii)    delivering cash to a seller or a dealer (or an agent for such seller or dealer) against expectation of receiving later delivery of purchased Financial Assets; or

(iii)     in the case of a purchase or sale effected through a securities system, in accordance with the rules governing the operation of such system.

(m)    "Institutional Investor" shall mean a major commercial bank, corporation, insurance company, or substantially similar institution, which, as a substantial part of its business operations, purchases and sells Financial Assets and makes use of global custodial services.

(n)    "Intermediary Custodian" shall mean any Subcustodian that is a Securities Intermediary and is qualified to act as a custodian.

(o)    "Rule 17f-5" shall mean rule 17f-5 under the 1940 Act, including any amendments thereto or successor rules.

(p)    "Rule 17f-7" shall mean rule 17f-7 under the 1940 Act, including any amendments thereto or successor rules.

(q) "Security" shall have the meaning assigned thereto in Article 8 of the Uniform Commercial Code, which, as of the date hereof, generally means an obligation of an issuer or a share, participation, or other interest in an issuer or in property or an enterprise of an issuer:

(i)                 which is represented by a security certificate in bearer or registered form, or the transfer of which may be registered upon books maintained for that purpose by or on behalf of the issuer;

(ii)               which is one of a class or series or by its terms is divisible into a class or series of shares, participations, interests, or obligations; and

(iii)	which:
(A)	is, or is of a type, dealt in or traded on securities exchanges or securities markets; or

(B)              is a medium for investment and by its terms expressly provides that it is a security governed by Article 8 of the Uniform Commercial Code.

(r)                 "Securities Depository" means a clearing corporation that is registered with the U.S. Securities and Exchange Commission as a clearing agency under section 17A of the Securities Exchange Act of 1934; or a Federal Reserve Bank or other person authorized to operate the federal book entry system described in the regulations of the Department of Treasury codified at 31 CFR 357, Subpart B, or book-entry systems operated pursuant to comparable regulations of other federal agencies.

(s)                 "Securities Entitlement" shall mean the rights and property interest of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code.

(t)                  "Securities Intermediary" shall have the meaning assigned thereto in Article 8 of the Uniform Commercial Code, which, as of the date hereof, means Bank, a Subcustodian, a securities depository, clearing corporation or any other person, including a bank or broker, that in the ordinary course of its business maintains securities accounts for others and is acting in that capacity.

(u) certificate.

"Uncertificated Security" shall mean a Security that is not represented by a

(v) "Uniform Commercial Code" shall mean the Uniform Commercial Code of the State of New York, as amended from time to time.

3.	Maintenance of Financial Assets and Cash at Bank and Subcustodian Locations.

Unless Instructions specifically require another location reasonably acceptable to Bank:

(a)                Financial Assets shall be held in the country or other jurisdiction in which the principal trading market for such Financial Assets is located, where such Financial Assets are to be presented for payment or where such Financial Assets are acquired; and

(b)                Cash shall be credited to an account in a country or other jurisdiction in which such cash may be legally deposited or is the legal currency for the payment of public or private debts.

Cash may be held pursuant to Instructions in such accounts as may be available for the particular currency, recognizing that accounts bearing commercially reasonable interest will be used to the extent such use does not violate applicable law. To the extent Instructions are issued and Bank can comply with such Instructions, Bank is authorized to maintain cash balances on deposit for Customer with itself (or its Affiliates, in accordance with applicable law and regulation), at such commercially reasonable rates of interest as may from time to time be paid on such accounts, or in non-interest bearing accounts as Customer may direct, if acceptable to Bank.

If Customer wishes to have any Foreign Assets belonging to one or more Portfolios held in the custody of an .institution other than the established Subcustodians as defined in Section 4 (or an Eligible Securities Depository listed on Schedule B hereto), such arrangement must be authorized by a written agreement, signed by Bank and Customer.

If Bank places and maintains Customer's Financial Assets, corresponding to a Securities Entitlement, with a Securities Depository or Intermediary Custodian, Bank must:

(x)                at a minimum exercise due care in accordance with reasonable commercial standards in discharging its duty as a Securities Intermediary to obtain and thereafter maintain such Financial Assets;

(y)                provide, promptly upon request by Customer, such reports as are available concerning the internal accounting controls and financial strength of Bank; and

(z)                require any Intermediary Custodian at a minimum to exercise due care in accordance with reasonable commercial standards in discharging its duty as a Securities Intermediary to obtain and thereafter maintain Financial Assets corresponding to the Securities Entitlements of its Entitlement Holders.

4.	Subcustodians.

(a)                Bank may act under the Agreement through the subcustodians with which Bank has entered into Eligible Contracts and which are listed on Schedule A attached hereto ("Subcustodians"). Bank reserves the right, exercising reasonable care, prudence and diligence, to amend Schedule A from time to time. Any such amendment shall be effective upon 45 calendar days' written notice to Customer in accordance with the Agreement or such shorter period as Bank reasonably believes is necessary, with due regard to the continuing reasonable care of the Customer's Foreign Assets in accordance with Rule l7f-5.

(b)                 Bank hereby represents to Customer that each Subcustodian is an Eligible Foreign Custodian. If Schedule A is amended to add one or more Subcustodians, this representation shall be effective as to the amended Schedule on the date of such amendment. Bank shall promptly advise Customer if any Subcustodian ceases to be an Eligible Foreign Custodian.

(c)                  Customer authorizes Bank to hold Assets belonging to each Portfolio in accounts that Bank has established with one or more of its branches or such Subcustodians, provided that, in the case of an Eligible Foreign Custodian, Customer's Foreign Custody Manager has made the determinations required by Rule 17f-5 with respect to the Portfolio's Foreign Assets to be held by such Subcustodian. If Bank is not acting as Foreign Custody Manager for the relevant Portfolio at such time, Customer shall give Bank appropriate notice of such determinations.

5.	Appointment as Foreign Custody Manager.

Customer hereby appoints Bank as its Foreign Custody Manager for each Portfolio in accordance with Rule 17f-5. Bank hereby accepts such appointment. Customer and Bank shall act in conformity with such rule (including any amendments thereto or successor provisions) for as long as Bank acts as Customer's Foreign Custody Manager. Bank's appointment as Foreign Custody Manager for a Portfolio (or for a particular country or other political or geographical jurisdiction) may be terminated at any time by Customer or Bank, regardless of whether Bank serves as custodian for such Portfolio hereunder. Any such termination as to one or more Portfolios (or jurisdictions) shall be effected in a manner consistent with the provisions for notice and termination set forth elsewhere in this Agreement. Bank shall not be obligated to serve in this capacity for a Portfolio if Bank no longer acts as Customer's custodian for such Portfolio.

As of the date hereof, Rule 17f-5 provides that Customer may from time to time place or maintain in the care of an Eligible Foreign Custodian any of Customer's Foreign Assets, provided that:

(a)	Customer's Foreign Custody Manager determines that Customer's assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, if maintained with the Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation:

(i)	The Eligible Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for Certificated Securities (if applicable), the method of keeping custodial records, and the security and data protection practices;

(ii)	Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for Foreign Assets;

(iii)	The Eligible Foreign Custodian's general reputation and standing; and

(iv)	Whether Customer will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of the custodian in the United States or the custodian's consent to service of process in the United States.

(b)	The arrangement with the Eligible Foreign Custodian is governed by a written contract that Customer's Foreign Custody Manager, has determined will provide reasonable care for Customer's assets based on the standards set forth in paragraph (a) above.

(i)	Such contract must provide:

(A)	For indemnification or insurance arrangements (or any combination of the foregoing) that will adequately protect Customer against the risk of loss of Foreign Assets held in accordance with such contract;

(B)	That Foreign Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors, except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of the custodian arising under bankruptcy, insolvency, or similar laws;

(C)	That beneficial ownership of the Foreign Assets will be freely transferable without the payment of money or value other than for safe custody or administration;

(D)	That adequate records will be maintained identifying the assets as belonging to Customer or as being held by a third party for the benefit of Customer;

(E)	That Customer's independent public accountants will be given access to those records or confirmation of the contents of those records; and

(F)	That Customer will receive periodic reports with respect to the safekeeping of Customer's assets, including, but not limited to, notification of any transfer to or from Customer's account or a third party account containing assets held for the benefit of Customer.

(ii)	Such contract may contain, in lieu of any or all of the provisions specified in paragraph (b)(i) above, such other provisions that Customer's Foreign Custody Manager, reasonably determines will provide, in their entirety, the same or a greater level of care and protection for the Foreign Assets as the specified provisions, in their entirety.

(c)	(i) Customer's Foreign Custody Manager, has established a system to monitor the appropriateness of maintaining Customer's assets with a particular custodian under paragraph (a) above, and to monitor performance of the contract under paragraph (b) above.

(ii)	If an arrangement no longer meets these requirements, Customer must withdraw its assets from the Eligible Foreign Custodian as soon as reasonably practicable.

Customer's Foreign Custody Manager will provide written reports in a form reasonably acceptable to Customer (or an Authorized Person) notifying Customer's Board of Directors (or equivalent body; hereinafter, "Board") of the placement of Customer's Foreign Assets with a particular custodian and of any material change in Customer's non-U.S. custody arrangements, with the reports to be provided to the Board at such times as the Board deems reasonable and appropriate based on the circumstances of Customer's non-U.S. custody arrangements.

Customer hereby confirms that Customer will withdraw its Foreign Assets from any non-

U.S. custodian as soon as reasonably practicable upon written notification from Customer's Foreign Custody Manager that custody arrangements with such custodian no longer meet the requirements of Rule 17f-5 (an "Adverse Notification"). Customer also confirms that, if Bank is acting as Customer's Foreign Custody Manager and has delivered an Adverse Notification to Customer, Bank, as Foreign Custody Manager, shall have no further responsibility under this Agreement in relation to Customer's Foreign Assets held under any custody arrangement covered by such Adverse Notification following the Adverse Notification. (However, the existence of an Adverse Notification shall not affect the scope of responsibilities, or the standard of care, applicable to Bank in relation to such Assets under other provisions of this Agreement.)

6.	Securities Depositories.

(a)                Bank hereby represents to Customer that each securities depository listed on Schedule B is an Eligible Securities Depository. If Schedule B is amended, this representation shall be effective as to the amended Schedule on the date of such amendment. Bank shall promptly advise Customer if any securities depository listed on Schedule B ceases to be an Eligible Securities Depository.

(b)               Bank shall provide Customer an analysis of the custody risks (which analyses may be provided to Customer electronically) associated with maintaining Customer's Foreign Assets with each Eligible Securities Depository used by Bank and at which any Foreign Assets of Customer are held or are expected to be held. Bank shall use reasonable efforts to provide such analysis at least annually on March 31st of each calendar year (or, in the case of an Eligible Securities Depository not used by Bank as of the agreed upon date, prior to the initial placement of Customer's Foreign Assets at such Depository after such date). Bank shall monitor the custody risks associated with maintaining Customer's Foreign Assets at each such Eligible Securities Depository on a continuing basis, and shall promptly notify Customer or its investment adviser of any material changes in such risks.

(c)               Bank shall, upon Customer's reasonable request from time to time, provide certain additional information ("Additional Information") to Customer beyond the scope of the information Bank is otherwise obligated to provide to Customer under this Agreement, or any other agreement between the parties relating to Customer's Foreign Assets. For example, Additional Information may relate to a country's financial infrastructure, prevailing custody and settlement practices, laws applicable to the safekeeping and recovery of Foreign Assets held in custody, and the likelihood of nationalization, currency controls and similar risks, but shall not include information required to be provided under this Agreement or any other agreement between the parties relating to Customer's Foreign Assets.

(d)                Bank's obligation to provide Customer with Additional Information shall be limited to the extent Additional Information is (i) already in the possession of Bank, or (ii) available to Bank using commercially reasonable means. Customer hereby acknowledges that: (i) Additional Information is designed solely to inform Customer of certain market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) Bank has gathered the information from sources it considers reliable, but does not assume responsibility for inaccuracies or incomplete information attributable to actions or omissions of third parties. (For this purpose, "third parties" shall not include any of the Subcustodians listed on Schedule A, except to the extent that, in a given case, a Subcustodian accurately transmitted information it had itself received from a third party (such as from a regulator or securities depository) rather than information it had generated itself )

(e)                Customer and Bank hereby acknowledge and agree that the decision to place Customer's Foreign Assets with an Eligible Securities Depository shall be made by Customer's investment adviser (subject to the Board's oversight) or the Customer, after consideration of the information provided by Bank and other information Customer deems relevant, and based on standards of care that are generally applicable to investment advisers and the Board. Further, the parties understand that the decision to place Customer's Foreign Assets with an Eligible Securities Depository does not have to be made separately, but may be made in the overall context of the decision to invest in a particular country.

7.	Use of Subcustodians and Securities Depositories.

(a)                Bank shall identify the Assets on its books as belonging to Customer and identify the Portfolio to which such Assets belong.

(b)               A Subcustodian shall hold such Assets together with assets belonging to other customers of Bank in accounts identified on such Subcustodian's books as custody accounts for the exclusive benefit of customers of Bank, such that it is readily apparent that the Assets do not belong to Bank or the Subcustodian.

(c)                 Any Financial Assets in the Accounts held by a Subcustodian shall be subject only to the instructions of Bank or its agent. Any Financial Assets held in a securities depository for the account of a Subcustodian shall be subject only to the instructions of such Subcustodian or its agent.

(d)                Where Securities are deposited by a Subcustodian with a securities depository, Bank shall cause the Subcustodian to identify on its books as belonging to Bank, as agent, the Securities shown on the Subcustodian's account on the books of such securities depository, such that it is readily apparent that the Securities do not belong to Bank or the Subcustodian.

(e)                 Bank shall supply periodically, as mutually agreed upon, a statement in respect of any Securities and cash, including identification of the foreign entities having custody of the Securities and cash and descriptions thereof.

8.	Deposit Account Transactions.

(a)                Bank (or the applicable Subcustodian) shall make payments from the Deposit Account upon receipt of Instructions which include all information reasonably required by Bank.

(b)            ·In the event that any payment to be made under this Section 8 exceeds the funds available in the Deposit Account, Bank, in its discretion, may advance Customer such excess amount which shall be deemed a loan payable on demand, bearing interest at the rate customarily charged by Bank on similar loans.

(c)                Bank shall, or shall cause the applicable Subcustodian to: (i) subject to the last sentence hereof, collect all amounts due and payable to Customer with respect to Financial Assets and other assets held in the Accounts; (ii) promptly notify Customer of the collection of income or other payments in a currency other than US dollars that relate to Financial Assets or other Assets held by Bank (or the applicable Subcustodian's receipt) in a manner mutually agreeable to Bank and Customer; (iii) promptly credit to the account of Customer all income and other payments relating to Financial Assets or other Assets held by Bank hereunder upon Bank's receipt (or the applicable Subcustodian's receipt) of such income or payments or as·otherwise agreed in writing by Customer and Bank; and (iv) promptly endorse and deliver instruments required to effect such collections. If Bank credits the Deposit Account on a payable date, or at any time prior to actual collection and reconciliation to the Deposit Account, with interest, dividends, redemptions or any other amount due, Customer shall promptly return any such amount upon oral or written notification: (i) that such amount has not been received in the ordinary course of business or (ii) that such amount was incorrectly credited. If Customer does not promptly return any amount upon such notification, Bank shall be entitled, upon oral or written notification to Customer, to reverse such credit by debiting the Deposit Account for the amount previously credited. Bank shall furnish regular overdue income reports to Customer in writing (or by any means by which Instructions may be transmitted hereunder, other than by telephone) of any amounts payable with respect to Financial Assets or other Assets of Customer if such amounts are not received by Bank (or the applicable Subcustodian) when due (or otherwise in accordance with Local Practice). Bank or its Subcustodian shall have no duty or obligation to institute legal proceedings, file a claim or a proof of claim in any insolvency proceeding or take any other action with respect to the collection of such amount, but will reasonably notify Customer of any such proceedings known to Bank and may act for Customer upon Instructions after consultation with Customer.

9.	Custody Account Transactions.

(a)               Financial Assets shall be transferred, exchanged or delivered by Bank or its Subcustodian upon receipt by Bank of Instructions which include all information reasonably required by Bank. Settlement and payment for Financial Assets received for, and delivery of Financial Assets out of, the Custody Account shall be made in accordance with Local Practice. In connection with the foregoing, where Bank believes in good faith that use of a reasonably available alternative practice to Local Practice would be more protective of Financial Assets than Local Practice, Bank shall advise Customer of such practice and Customer may authorize its use solely in such instance or consent that such practice shall thereafter be deemed to be Local Practice.

(b)               Bank shall effect book entries on a contractual settlement date accounting basis with respect to the settlement of trades in those markets where Bank generally offers contractual settlement day accounting and shall notify Customer of these markets from time to time. On the contractual settlement date for a sale, Bank shall credit the Cash Account with the sales proceeds of the sale and transfer the relevant Financial Assets to an account pending settlement of the trade if not already delivered. On the contractual settlement date for the purchase (or earlier if market practice requires delivery of the purchase price before the contractual settlement date), Bank shall debit the Cash Account with the settlement monies and credit a separate account. Bank then shall post the Securities Account as awaiting receipt of the expected Financial Assets. Customer shall not be entitled to the delivery of Financial Assets that are awaiting receipt until Bank or a Subcustodian actually receives them. Bank reserves the right to restrict in good faith the availability of contractual date settlement accounting for credit reasons. Bank, whenever reasonably possible, will notify Customer prior to imposing such restrictions.

(i)                 Bank may reverse credits or debits made to the Accounts in its discretion if the related transaction fails to settle within a reasonable period, determined by Bank in its discretion, after the contractual settlement date for the related transaction; provided however that prior to taking action, Bank will use every reasonable effort to give Customer written notice of any such reversal which may include back valuation.

(ii)               If any Financial Assets delivered pursuant to this Section 9 are returned by the recipient thereof, Bank may reverse the credits and debits of the particular transaction at any time.

10.	Actions of Bank.

Bank shall follow Instructions received regarding Assets held in the Accounts. However, until it receives Instructions to the contrary, Bank shall:

(a)                Present for payment any Financial Assets which are called, redeemed or retired or otherwise become payable and all coupons and other income items which call for payment upon presentation, to the extent that Bank or Subcustodian is actually aware of such opportunities.

(b)               Execute in the name of Customer such ownership and other certificates as may be required to obtain payments in respect of Financial Assets.

(c)               Exchange interim receipts or temporary Financial Assets for definitive Financial Assets.

(d)                 Appoint brokers and agents for any transaction involving the Financial Assets, including, without limitation, Affiliates of Bank or any Subcustodian.

(e)                 Issue statements to Customer, at times and in a form mutually agreed upon, identifying the Assets in the Accounts.

Bank shall promptly send Customer an advice or notification of any transfers of Assets to or from the Accounts. Such statements, advices or notifications shall indicate the identity of the entity having custody of the Assets.

All collections of funds or other property paid or distributed in respect of Financial Assets in the Custody Account shall be made at the risk of Customer until such funds or other property have been received by Bank (or the applicable Subcustodian). Bank shall have no liability for any loss occasioned by delay (other than its own) in the actual receipt of notice by Bank or by its Subcustodians of any payment, redemption or other transaction regarding Financial Assets in the Custody Account in respect of which Bank has agreed to take any action hereunder.

11.              Corporate Actions; Proxies; Taxes; Class Actions; Shareholders Communications Act.

(a)                 Corporate Actions. Bank shall transmit promptly to Customer on behalf of each Portfolio summary notification of corporate action information received on a timely basis by Bank (including, without limitation, pendency of calls and maturities of Financial Assets and expirations of rights in connection therewith and notices of exercise of call and put options written by Customer on behalf of a Portfolio and the maturity of futures contracts (and options thereon) purchased or sold by Customer on behalf of a Portfolio) from issuers of the Financial Assets being held for a Portfolio. Bank shall transmit promptly to Customer on behalf of each Portfolio notice of the filing of any registration statement with respect to Financial Assets held for a Portfolio if such information is received by Bank or Bank's central corporate actions department has actual knowledge of the filing. With respect to tender or exchange offers, Bank shall transmit promptly to Customer on behalf of each Portfolio notice of corporate action information received on a timely basis by Bank from issuers of the Financial Assets whose tender or exchange is sought and from the party (or its agents) making the tender or exchange offer. If Customer desires to take action with respect to any tender offer, exchange offer or any other similar transaction, Customer shall notify Bank within such period as will give Bank (including any Subcustodian) reasonably sufficient time to take such action. Bank shall inform Customer of pertinent deadlines in each case.

When a rights entitlement or a fractional interest resulting from a rights issue, stock dividend, stock split or similar corporate action is received which bears an expiration date, Bank shall use reasonable efforts to obtain Instructions from Customer. or its Authorized Person, even if its own deadlines for receiving instructions have passed; however, if Instructions are not received in time for Bank to take timely action, or actual notice of such corporate action was received too late to seek Instructions, Bank will notify Customer of the corporate action but shall not be required to take further action.

(b)	Proxy Voting.

(i)                 Bank shall, with respect to Financial Assets that are not Foreign Assets, cause to be promptly executed by the registered holder of such Financial Assets, if the Financial Assets are registered otherwise than in the name of Customer on behalf of a Portfolio or a nominee thereof, all proxies, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to Customer such proxies, all proxy soliciting materials and all notices relating to such Financial Assets.

(ii)               Bank shall, with respect to Financial Assets that are Foreign Assets, use commercially reasonable efforts (including the use of third party representatives) to facilitate the exercise of voting and other shareholder proxy rights; it being understood and· agreed that (A) proxy voting may not be available in all markets (it being understood that Bank shall make proxy voting services available to Customer in a given market where Bank offers such services to any other custody client), and (B) apart from voting, Bank will, upon request and in its discretion, assist customer in exercising other shareholder rights such as attending shareholder meetings, nominating directors and proposing agenda items. In particular, and without limiting the generality of the foregoing, Bank may provide written summaries of proxy materials in lieu of providing original materials (or copies thereof) and while Bank shall attempt to provide accurate summaries, whether or not translated, Bank shall not .be liable for any losses or other consequences that may result from reliance by Customer upon the same where Bank prepared the same in good faith and with reasonable efforts. Bank shall use reasonable efforts to notify Customer in cases where, due to various circumstances beyond control of Bank, voting cannot be exercised. Customer acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice, practical constraints and other facts, may have the effect of severely limiting the ability of Customer to exercise shareholder rights. In addition, Customer acknowledges that: (A) in certain countries Bank may be unable to vote individual proxies but shall only be able to vote proxies on a net basis (e.g., a net yes or no vote given the voting instructions received from all customers); and (B) proxy voting may be precluded or restricted in a variety of circumstances, including, without limitation, where the relevant Financial Assets are: (1) on loan; (2) at registrar for registration or reregistration; (3) the subject of a conversion or other corporate action; (4) not held in a name subject to the control of Bank or its Subcustodian or are otherwise held in a manner which precludes voting; (5) held in a margin or collateral account; and (6) American Depository Receipts.

(iii)    Customer and each Authorized Person shall respect the proprietary nature of information developed exclusively through the efforts of Bank (or Subcustodians or other parties acting under Bank's direction) in relation to proxy voting services.

(c)	Taxes.

(i)                  Customer confirms that Bank is authorized to deduct from any cash received or credited to the Deposit Account any taxes or levies required to be deducted by any revenue or other governmental authority for whatever reason in respect of the Custody Account.

(ii)                Customer shall provide Bank with all required tax-related documentation and other information relating to Assets held hereunder ("Tax Information"). Tax Information shall include, but shall not be limited to, information necessary for submission to revenue or other governmental authorities to establish taxable amounts or reduce tax burdens that would otherwise be borne by a Portfolio. Upon receipt of Instructions and all required Tax Information from Customer, Bank shall (A) execute ownership and other certificates and affidavits for all tax purposes (within and outside of the United States) in connection with receipt of income and other payments with respect to Assets held hereunder, or in connection with the purchase, sale or transfer of such Assets, and (B) where appropriate, file any certificates or other affidavits for the refund or reclaim of non-U.S. taxes paid with respect to such Assets. Customer warrants that, when given, Tax Information shall be true and correct in all material respects. Customer shall notify Bank promptly if any Tax Information requires updating or amendment to correct misleading information.

(iii)              Bank shall have no responsibility or liability for any tax obligations (including both taxes and any and all penalties, interest or additions to tax) now or hereafter imposed on Customer, its Portfolio, or Bank as Customer's custodian, by any revenue or governmental authority, or penalties or other costs or expenses arising out of the delivery of, or failure to deliver, Tax Information by Customer

(iv)               Bank shall perform tax reclaim services only with respect to taxation levied by the revenue authorities of the countries notified to Customer from time to time and Bank may, by notification in writing, in Bank's absolute discretion, supplement or amend the markets in which tax reclaim services are offered; provided that, Bank shall make tax reclaim services available to Customer in a given country where Bank offers such services to any other custody client having the same tax status. Other than as expressly provided in this sub-clause, Bank shall have no responsibility with regard to Customer's tax position or status in any jurisdiction.

(v)                Tax reclaim services may be provided by Bank or, in whole or in part, by one or more third parties appointed by Bank (which may be Bank's affiliates); provided that Bank shall be liable for the performance of any such third party to the same extent as Bank would have been if Bank had performed such services.

(vi)              If Bank does not receive appropriate declarations, documentation and information then any applicable United States withholding tax shall be deducted from income received from Financial Assets.

(d)	Class Actions.

(i)                 Upon receipt of a settled securities class action notification by its corporate actions department, Bank shall research its records for each Custody Account to endeavour to identify Customer's interest, if any, with respect to any such class action notification. Customer acknowledges that identifying its interest may involve manually researching historic records and that Bank does not warrant that the review will be error free.

(ii)               Bank will provide Customer with a summary of each class action notification that it has identified as being pertinent to Customer (together with the information discovered with regard to the applicable securities holding of Customer) and the cut-off time by which Customer is required to inform Bank if it disagrees with Bank's record of such securities holdings and/or securities transactions or wishes to instruct Bank not to file a claim on Customer's behalf.

(iii)             Unless Customer instructs Bank not to do so by the applicable cut-off time, Bank shall complete and file the required claim forms for the particular class action insofar as they relate to transactions or holdings for which Bank acted as custodian. Bank shall present with the claim any supporting information that it has in its possession and that is required as part of the filing as set out in the class action notification. Bank shall be authorized to disclose such information as may be reasonably required to complete and file such claims. Customer acknowledges that Bank is acting in a clerical capacity in completing and filing such claim forms and that Bank will not be using legal expertise in providing this service.

(e)	Shareholders Communications Act of 1985.

Until such time as Bank receives Instructions to the contrary with respect to a particular Security, Bank will obtain Customer's consent in writing prior to disclosing the identity of Customer to an issuer which requests such information pursuant to the Shareholders Communications Act of 1985 for the specific purpose of direct communications between such issuer and shareholder.

12.           Nominees

Financial Assets which are ordinarily held in registered form may be registered in a nominee name of Bank, Subcustodian or Eligible Securities Depository, as the case may be. Bank may without notice to Customer cause, any such Financial Assets to cease to be registered in the name of any such nominee and to be registered in the name of Customer. Bank shall, or shall cause the applicable Subcustodian or Eligible Securities Depository to use commercially reasonable efforts to promptly register such Financial Assets that are or may be subject to ownership limitations. In the event that any Financial Assets registered in a nominee name are called for partial redemption by the issuer, Bank may allot the called portion to the respective beneficial holders of such class of security in any manner Bank deems to be fair and equitable. Customer shall hold Bank, Subcustodians, and their respective nominees harmless from any liability arising directly or indirectly from their status as a mere record holder of Financial Assets in the Custody Account. Financial Assets accepted by Custodian on behalf of a Portfolio under this Agreement shall be in a form and delivered in a manner consistent with Local Practice.

13.	Instructions.

Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or superseded. Any Instructions delivered to Bank by telephone shall promptly thereafter be confirmed in writing by an Authorized Person (which confirmation may bear the facsimile signature of such Person), but Customer shall hold Bank harmless for the failure of an Authorized Person to send such confirmation in writing, the failure of such confirmation to conform to the telephone instructions received or Bank's failure to produce such confirmation at any subsequent time. Bank shall notify Customer as soon as reasonably practicable if Bank does not receive written confirmation or if such written confirmation fails to conform to the telephone Instructions received. Either party may electronically record any Instructions given by telephone, and any other telephone discussions with respect to the Custody Account. Customer shall be responsible for safeguarding any test-keys, identification codes or other security devices which Bank shall make available to Customer or its Authorized Persons.

14.	Standard of Care; Liabilities.

(a)                Bank shall exercise reasonable care and diligence in carrying out all of its duties and obligations under this Agreement, and shall be liable to Customer for any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including out-of-pocket and incidental expenses and reasonable attorneys' fees ("Losses") suffered or incurred by Customer resulting from failure of Bank (including any branch thereof, regardless of location) to exercise such reasonable care and diligence. Bank shall be liable to Customer in respect of such Losses to the same extent that Bank would be liable to Customer if Bank were hold1ng the affected Assets in New York City, but only to the extent of Customer's direct damages, to be determined based on the market value of the property which is the subject of the Loss at the date of discovery of such Loss by Customer and without reference to any special conditions or circumstances.

(b)                Bank shall be liable to Customer for all Losses resulting from the action or inaction of any Subcustodian to the same extent that Bank would be liable to Customer if Bank were holding the affected Assets in New York City, and such action or inaction were that of the Bank or the fraud or willful default of such Subcustodian.

(c)                As long as and to the extent that it has exercised ·reasonable care and acted in good faith, Bank shall not be responsible for:

(i)                 the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement; it being understood that Bank shall be deemed to have exercised reasonable care in respect of this subparagraph (i) if Financial Assets are received by Bank in accordance with Local Practice for the particular Financial Asset in question;

(ii)                any act, omission, default or for the solvency of any broker or agent which it or a Subcustodian appoints and which is not a branch or Affiliate of the Bank; it being understood that Bank or a Subcustodian shall be deemed to have exercised reasonable care in respect of this subparagraph (ii) if it exercised reasonable care in the selection and continued retention of any such broker or agent; or

(iii)             the insolvency of any Subcustodian which is not a branch or Affiliate of Bank; it being understood that Bank shall be deemed to have exercised reasonable care in respect of this subparagraph (iii) where Bank used reasonable care in the monitoring of a Subcustodian's financial condition as reflected in its most recently published financial statements and other publicly available financial information.

(d) Neither Bank nor any Subcustodian shall be liable for the acts or omissions of any Eligible Securities Depository (or, for purposes of clarity, any domestic securities depository). In the event Customer incurs a loss due to the negligence, bad faith, willful misconduct or insolvency of an Eligible Securities Depository, Bank shall make reasonable endeavors to seek recovery from the Eligible Securities Depository.

(e)                                In no event shall Bank incur liability hereunder if Bank or any Subcustodian, or any nominee of Bank or any Subcustodian (each a "Person"), is prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of:

(i)    any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction; or

(ii)   events or circumstances beyond the reasonable control of the applicable Person, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any securities market, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters, or other similar events or acts, unless, in each case, such delay or nonperformance is caused by (A) the negligence, misfeasance or misconduct of the applicable Person, or (B) a malfunction or failure of equipment operated or utilized by the applicable Person other than a malfunction or failure beyond such Person's control and which could not be reasonably anticipated or prevented by such Person (each such provision, event or circumstance being a "Force Majeure Event").

Bank shall notify Customer as soon as reasonably practicable of any material performance delay or non-performance in accordance with this clause (e).

(f)                                 In no event shall Customer incur liability to Bank if it is prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of a Force Majeure Event.

(g)                 Customer shall indemnify and hold Bank and its directors, officers, agents and employees (collectively the "Indemnitees") harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any Instructions or other directions upon which Bank is authorized to rely pursuant to the terms of this Agreement, or for any action taken or omitted by it in good faith, provided that such action or omission is consistent with the standard of care applicable to Bank under this Agreement and the Indemnitees have not acted with negligence or bad faith or engaged in fraud or willful misconduct in connection with the Losses in question.

(h)                  In performing its obligations hereunder, Bank may rely on the genuineness of any document which it believes in good faith to have been validly executed, and, subject to the following sentence, shall be entitled to rely on and may act upon advice of counsel (which may be counsel for Customer) on all matters, and shall be without liability for action reasonably taken or omitted pursuant to such advice. If Customer disputes an action or omission by Bank within 45 days of when Customer became aware or reasonably should have become aware of such action or omission, Bank shall be entitled to rely on and may act upon advice of "independent legal counsel" (as defined by rule 0-1(6) of the Investment Company Act of 1940) to Customer or such other counsel that is mutually acceptable to Customer and Bank and shall be without liability for action reasonably taken or omitted pursuant to such·advice.

(i)                   Customer shall pay for and hold Bank harmless from any liability or loss resulting from the imposition or assessment of any taxes or other governmental charges, and any related expenses (including, without limitation, penalties, interest or additions to tax due), with respect to income from or Assets in the Accounts, provided that Bank has complied with the standard of care set forth in Section 14(a) of this Agreement (it being understood that while Bank's failure to comply with such standard of care shall constitute a breach of this Agreement, Bank shall have no liability for taxes or governmental charges and related expenses imposed or assessed with respect to such Assets prior to such breach or that would have been imposed or assessed even absent such breach).

(j) Bank need not maintain any insurance for the benefit of Customer.

(k) Without limiting the foregoing, Bank shall not be liable for any Loss which results from (i) the general risk of investing, or (ii) investing or holding Assets in a particular country including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; and market conditions which prevent the orderly execution of securities transactions or affect the value of Assets.

(1)                                   Consistent with and without limiting the application of the foregoing paragraphs of this Section 14, it is specifically acknowledged that Bank shall have no duty or responsibility to:

(i)                  question Instructions or make any suggestions to Customer or an Authorized Person regarding such Instructions that Bank believes in good faith to have been given by Authorized Persons or which are transmitted with proper testing or authentication pursuant to terms and conditions the Bank may specify;

(ii)                 supervise or make recommendations with respect to investments or the retention of Financial Assets;

(iii)              advise Customer or an Authorized Person regarding any default in the payment of principal or income of any security other than as provided in Section 8(c) hereof;

(iv)               evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which Bank receives an Instruction to deliver Financial Assets;

(v)                 except for trades settled at DTC where the broker provides DTC trade confirmation and Customer provides for Bank to receive the trade instruction, review or reconcile trade confirmations received from brokers. Customer or its Authorized Persons issuing Instructions shall bear any responsibility to review such confirmations against Instructions issued to and statements issued by Bank;

(vi)               advise Customer or an Authorized Person regarding information (i) held on a confidential basis by an officer, director or employee of Bank (or any Affiliate of Bank) and (ii) obtained by such person in connection with the provision of services or other activities unrelated to global custody; and

(vii)             advise Customer or an Authorized Person promptly regarding corporate action information obtained by an officer, director or employee of Bank (or any Affiliate of Bank) who is not engaged directly in the provision of global custody services.

(m)                Customer authorizes Bank to act hereunder notwithstanding that Bank or any of its divisions or Affiliates may have a material interest in a transaction, or circumstances are such that Bank may have a potential conflict of duty or interest including the fact that Bank or any of its Affiliates may provide brokerage services to other customers, act as financial advisor to the issuer of Financial Assets, act as a lender to the issuer of Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of Financial Assets, or earn profits from any of the activities listed herein; provided that none of such services or actions would violate applicable laws or regulations.

(n)                 Upon the occurrence of any event which causes or may cause any Loss to the other party, each of Customer and Bank shall (and Bank shall cause each applicable Subcustodian to) use all commercially reasonable efforts and take all reasonable steps under the circumstances to mitigate the effects of such event and to avoid continuing harm to the other party. For this purpose, the obligations of Customer and Bank to mitigate Losses (or potential Losses) hereunder shall include (but shall not be limited to) the periodic review and reconciliation by Bank and Customer (or Authorized Persons) of statements provided to Customer under Section 10 of this Agreement; provided, however, that Bank's obligations to Customer with respect to any transaction covered by a given statement shall be reduced to the extent that Bank's ability to mitigate damages related to such transaction has been compromised by Customer's failure to object to such statement within 180 days of Customer's receipt thereof.

(o)                 If Bank in its sole discretion advances funds on behalf of Customer which results in an overdraft (including, without limitation, a daylight overdraft) because the money held by Bank for Customer in the Deposit Account shall be insufficient to pay the total amount payable upon a purchase of Securities, or if an overdraft arises for some other reason, including, without limitation, because of a reversal of a conditional credit, or if Customer is for any other reason indebted to Bank, such overdraft or indebtedness shall be deemed to be a loan made by Bank to Customer payable on demand and shall bear interest from the date incurred at a rate per annum ordinarily charged by Bank to its institutional customers, as such rate may be adjusted form time to time. In addition, to the extent that Bank provides Customer with advance written notice of any overdraft, Customer agrees that Bank shall to the maximum extent permitted by law and only for so long as such overdraft continues have a continuing lien, security interest, and security entitlement in and to any property, including, without limitation, Financial Assets, of Customer held by Bank for the benefit of Customer or in which Customer may have an interest that is then in Bank's possession and control or in the possession or control of any third party acting on Bank's behalf. Customer authorizes Bank, following advanced written notice to Customer, to charge such overdraft or indebtedness together with interest due thereon against any balance of account standing to Customer's credits on Bank's book

15.	Bank Fees and Expenses.

Customer agrees to pay Bank for its services under this Agreement such amount as may be mutually agreed upon in writing. Customer agrees to reimburse Bank for its reasonable out- of-pocket or incidental expenses (including, without limitation, legal fees) incurred on behalf of Customer, provided that, in respect of such expenses, Bank has acted in conformity with the standard of care set forth in Section 14 hereof. Bank shall obtain Customer's prior approval, which approval shall not be unreasonably withheld, of out-of-pocket or incidental expenses that Bank reasonably expects to exceed $10,000 or that approaches $10,000 during the process of incurring such expenses. In the latter case, Customer shall not withhold its approval on the ground that Bank had not obtained Customer's approval prior to beginning to incur such expenses if Bank believed in good faith that the subject expenses would not exceed $10,000. Subject to the foregoing, Bank shall have a lien on and is authorized to charge or otherwise enforce its rights as lienholder against Assets in any Accounts of the Customer for any amount owing in respect of such Account by the Customer to the Bank under any provision of this Agreement.

16.	Miscellaneous.

(a)                 Foreign Exchange Transactions Other Than as Principal. Upon receipt of Instructions, Bank shall settle foreign exchange contracts or options to purchase and sell foreign currencies for spot and future delivery on behalf of and for the account of a Portfolio with such currency brokers or banking institutions as Customer may determine and direct pursuant to Instructions. Bank shall be responsible for the transmission of cash and instructions to and from the currency broker or banking institution with which the contract or option is made, the safekeeping of all certificates and other documents and agreements evidencing or relating to such foreign exchange transactions and the maintenance of proper records in accordance with this Agreement. Bank shall have no duty with respect to the selection of currency brokers or banking institutions with which Customer deals on behalf of its Portfolio or, as long as Bank acts in accordance with Instructions, for the failure of such brokers or banking institutions to comply with the terms of any contract or option.

(b)                 Foreign Exchange Transactions as Principal. Bank shall not be obligated to enter into foreign exchange transactions as principal. However, if and to the extent that Bank makes available to Customer its services as principal in foreign exchange transactions, upon receipt of Instructions, Bank shall enter into foreign exchange contracts or options to purchase and sell foreign currencies for spot and future delivery on behalf of and for the account of Customer on behalf of its Portfolio with Bank as principal. Instructions may be issued with respect to such contracts but Bank may establish rules or limitations concerning any foreign exchange facility made available. Bank shall be responsible for the selection of currency brokers or banking institutions (which may include Affiliates of Bank and Subcustodians) and the failure of such currency brokers or banking institutions to comply with the terms of any contract or option.

(c)                  Certification of Residency, etc. Customer certifies that it is a resident of the United States and shall notify Bank of any changes in residency. Bank may rely upon this certification or the certification of such other facts as may be required to administer Bank's obligations hereunder. Customer shall indemnify Bank against all losses, liability, claims or demands arising directly or indirectly from any such certifications.

(d)                Custodian's Records; Access to Records. Bank shall provide any assistance reasonably requested by Customer in the preparation of reports to Customer's shareholders and others, audits of accounts, and other ministerial matters of like nature. Bank shall maintain complete and accurate records with respect to Financial Assets and other Assets held for the account of Customer as required by the rules and regulations of the U.S. Securities and Exchange Commission applicable to investment companies registered under the 1940 Act. All such books and records maintained by Bank shall be made available to Customer upon request and shall, where required to be maintained by Rule 31a-1 under the 1940 Act, be preserved for the periods prescribed in Rule 3la-2 under the 1940 Act. Bank shall allow Customer's independent public accountant reasonable access to the records of Bank relating to Financial Assets as is required in connection with their examination of books and records pertaining to Customer's affairs. Subject to restrictions under applicable law, Bank shall also obtain an undertaking to permit Customer's independent public accountants reasonable access to the records of any Subcustodian which has physical possession of any Financial Assets as may be required in connection with the examination of Customer's books and records. Upon reasonable request of Customer, Bank shall provide Customer with a copy of Bank's reports prepared in compliance with the requirements of Statement of Auditing Standards No, 70 issued by the American Institute of Certified Public Accountants, as it may be amended from time to time (commonly referred to as a "SAS 70 report"). Bank shall use commercially reasonable efforts to obtain and furnish Customer with such similar reports as Customer may reasonably request with respect to each Subcustodian holding Assets of Customer. Except as respects Bank's SAS 70 Report, as to which there shall be no charge, the Customer shall pay reasonable expenses of the Bank and any Subcustodians under this provision. Bank shall use commercially reasonable efforts to provide Customer and agents with such reports as the Customer may reasonably request or otherwise reasonably require to fulfill its duties under rule 38a-1 of the 1940 Act, and, in any case, provide Customer with at least the same level of such reporting as Bank furnishes to its other mutual fund clients.

(e)                 Confidential Information. The parties hereto agree that each shall treat confidentially all confidential information provided by each party to the other regarding its business and operations in accordance with this Agreement and represent that each has implemented controls that are reasonably designed to achieve the purposes of this section. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any affiliated division or entity or third party in any form without the prior written consent of such providing party. Confidential information for purposes hereof shall include information traditionally recognized as confidential, such as financial information, strategies, security practices, portfolio holdings, portfolio trades, product and business proposals, business plans, and the like. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, that is generally furnished to third parties by the providing party without confidentiality restriction, or that is required to be disclosed by any bank examiner of Bank or any Subcustodian, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation. For this purpose, Customer and any Authorized Person shall be permitted to disclose any information provided by Bank hereunder to the U.S. Securities and Exchange Commission (or its staff) in connection with any inspection or examination or other action or proceeding. If a party becomes aware that it or its agents have breached the confidentiality obligations under this Section 16(e), it will promptly notify the other party in writing of the nature and extent of such breach.

(f)                  Governing Law; Successors and Assigns; Immunity; Captions. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN NEW YORK and shall not be assigned by either party, but shall bind the successors in interest of Customer and Bank To the extent that in any jurisdiction Customer or Bank may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Customer or Bank, as the case may be, irrevocably shall not claim, and it hereby waives, such immunity. The captions given to the sections and subsections of this Agreement are for convenience of reference only and are not to be used to interpret this Agreement.

(g)                Entire Agreement. This Agreement consists exclusively of this document (including Appendix A and Schedules A and B hereof). There are no other provisions hereof and this Agreement supersedes any other agreements, whether written or oral, between the parties. Any amendment hereto must be in writing, executed by both parties.

(h)                Severability. In the event that one or more provisions hereof are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions shall not in any way be affected or impaired.

(i)                 Waiver. Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right hereunder operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision hereof, or waiver of any breach or default, is effective unless in writing and signed by the party against whom the waiver is to be enforced.

(j)	Representations and Warranties.

(i)                 Customer hereby represents and warrants to Bank that: (A) it has full power and authority to deposit and control the Financial Assets and cash deposited in the Accounts; (B) it has all necessary authority to use Bank as its custodian; (C) this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; (D) it has taken all necessary action to authorize the execution and delivery hereof.

(ii)               Bank hereby represents and warrants to Customer that: (A) it has the full power and authority to perform its obligations hereunder, (B) this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; and (C) that it has taken all necessary action to authorize the execution and delivery hereof.

(k)                  Notices. All notices hereunder shall be effective when actually received. Any notices or other communications which may be required hereunder are to be sent to the parties at the following addresses or such other addresses as may subsequently be given to the other party in writing: (a) Bank: Donald Brophy, BNY Mellon, 135 Santilli Highway, Everett MA 02149 and (b)   Customer: [Name of Customer], c/o Capital Research and Management Company, Attention: Brian D. Bullard, Senior Vice President, 6455 Irvine Center Dr., Irvine, CA 92618-4518; with a copy to: Donald H. Rolfe, Vice President and Associate Counsel, Capital Research and Management Company, 333 S. Hope Street, 55th Floor, Los Angeles, CA 90071.

(l)                    Termination. This Agreement may be terminated as to one or more Portfolios by Customer or Bank by giving sixty (60) days' written notice to the other, provided that such notice to Bank shall specify the names of the persons to whom Bank shall deliver the Assets belonging to the affected Portfolios in the Accounts. If notice of termination is given by Bank, Customer shall, within sixty (60) days following receipt of the notice, deliver to Bank Instructions specifying the names of the persons to whom Bank shall deliver the Assets belonging to the affected Portfolios. In either case Bank shall deliver the Assets belonging to the affected Portfolios to the persons so specified, after deducting any uncontested amounts which Bank determines in good faith to be owed to it under Section 15. Customer shall reimburse Bank promptly for all reasonable out-of- pocket expenses it incurs in delivering Assets upon termination by Customer. Termination shall not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination. If within sixty (60) days following receipt of a notice of termination by Bank, Bank does not receive Instructions from Customer specifying the names of the persons to whom Bank shall deliver the Assets belonging to the affected Portfolios, Bank, at its election, may deliver such Assets to a bank or trust company doing business in the State of New York to be held and disposed of pursuant to the provisions hereof, or to Authorized Persons, or may continue to hold such Assets until Instructions are provided to Bank. For avoidance of doubt, each Customer, Portfolio or the Bank may terminate this Agreement pursuant to its provisions and the Agreement shall survive such termination in respect of the remaining Customers and Portfolios that have not so terminated or been terminated.

(m) Representative Capacity; Non-recourse Obligations. A COPY OF THE DECLARATION OF TRUST OR OTHER ORGANIZATIONAL DOCUMENT OF EACH CUSTOMER IS ON FILE WITH THE SECRETARY OF STATE OF THE STATE OF THE CUSTOMER'S FORMATION, AND NOTICE IS HEREBY GIVEN THAT THIS AGREEMENT IS NOT EXECUTED ON BEHALF OF THE TRUSTEES OF ANY CUSTOMER AS INDIVIDUALS, AND THE OBLIGATIONS OF THIS AGREEMENT ARE NOT BINDING UPON ANY OF THE TRUSTEES, OFFICERS, SHAREHOLDERS OR PARTNERS OF ANY FUND INDIVIDUALLY, BUT ARE BINDING ONLY UPON THE ASSETS AND PROPERTY OF EACH CUSTOMER'S RESPECTIVE PORTFOLIOS. BANK AGREES THAT NO SHAREHOLDER, TRUSTEE, OFFICER OR PARTNER OF ANY FUND MAY BE HELD PERSONALLY LIABLE OR RESPONSIBLE FOR ANY OBLIGATIONS OF ANY CUSTOMER ARISING OUT OF THIS AGREEMENT.

(n)                 Several Obligations of each Customer and Portfolio. WITH RESPECT TO ANY OBLIGATIONS OF A CUSTOMER ON BEHALF OF ANY OF ITS PORTFOLIOS ARISING OUT OF THIS AGREEMENT, BANK SHALL LOOK FOR PAYMENT OR SATISFACTION OF ANY SUCH OBLIGATION SOLELY TO THE ASSETS AND PROPERTY OF THE PORTFOLIO TO WHICH SUCH OBLIGATION RELATES AS THOUGH THAT CUSTOMER HAD SEPARATELY CONTRACTED WITH BANK BY SEPARATE WRITTEN AGREEMENT WITH RESPECT TO EACH OF ITS PORTFOLIOS. THE RIGHTS AND BENEFITS TO WHICH A GIVEN PORTFOLIO IS ENTITLED HEREUNDER SHALL BE SOLELY THOSE OF SUCH PORTFOLIO AND NO OTHER PORTFOLIO HEREUNDER SHALL RECEIVE SUCH BENEFITS.

(o)                 Customer Identification Program. Customer hereby acknowledges that Bank is subject to federal laws, including its Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Bank must obtain, verify and record information that allows Bank to identify Customer . Accordingly, prior to opening a Custody Account or a Deposit Account hereunder Bank will ask Customer to provide certain information including, but not limited to, the Customer's name, physical address, tax identification number and other information that will help Bank to identify and verify Customer's identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information. Customer agrees that Bank cannot open a Custody Account or a Deposit Account hereunder unless and until Bank verifies Customer's identity in accordance with its CIP.

(p) Information Relating to Divisions. Upon written request by Customer, the Bank shall use commercially reasonable efforts to provide information regarding portfolio holdings, portfolio trades and proxy voting in a format that is both technically practicable and reasonably acceptable to Customer so as to allow each investment division of Capital Research and Management Company to receive solely such information as is relevant to its own operations. Customer shall pay reasonable expenses of Bank arising from this section, provided that estimates of such expenses are approved by the Customer before the expenses are incurred.

IN WITNESS WHEREOF, each of the Customers and Bank have executed this Agreement as of the date first-written above. Execution of this Agreement by more than one Customer shall not create a contractual or other obligation between or among such Customers (or between or among their respective Portfolios) and this Agreement shall constitute a separate agreement between Bank and each Customer on behalf of itself or each of its Portfolios.

EACH OF THE CUSTOMERS LISTED ON

  APPENDIX A ATTACHED HERETO, ON

BEHALF OF ITSELF OR ITS LISTED PORTFOLIOS

By:	CAPITAL RESEARCH AND MANAGEMENT COMPANY

By: /s/ Paul G. Haaga, Jr.

Name: Paul G. Haaga, Jr.

Title: Chairman

THE BANK OF NEW YORK MELLON

By: /s/ Caroline Kates

Name: Caroline Kates

Title: Vice President

APPENDIX A
CUSTOMERS AND PORTFOLIOS

Dated as of December 17, 2010

The following is a list of Customers and their respective Portfolios for which Bank shall serve under this Agreement.

Capital Research and Management Company serves as investment adviser for the following Customers:

CUSTOMER PORTFOLIO:	EFFECTIVE AS OF:
American Funds Mortgage Fund	November 1, 2010
American Funds Tax-Exempt Fund of New York	November 1, 2010
American Funds Global Balanced Fund	December 17, 2010

[NAME] serves as investment adviser for the following Customers: CUSTOMER PORTFOLIO: EFFECTIVE AS OF:

IN WITNESS WHEREOF, each of the Customers and Bank have executed this Appendix A as of the date first-written above. Execution of this Appendix A by more than one Customer shall not create a contractual or other obligation between or among such Customers (or between or among their respective Portfolios or investment advisers) and this Appendix shall constitute a separate agreement between Bank and each Customer on behalf of itself or each of its Portfolios.

EACH OF THE CUSTOMERS WHICH [NAME] SERVES
AS INVESTMENT ADVISER, AS LISTED ON APPENDIX
A ATTACHED HERETO, ON BEHALF OF ITSELF OR
ITS LISTED PORTFOLIOS

By:	CAPITAL RESEARCH AND MANAGEMENT COMPANY

By: /s/ Paul G. Haaga, Jr.

Name: Paul G. Haaga, Jr.
Title: Chairman

THE BANK OF NEW YORK MELLON

By: /s/ Donald Brophy

Name: Donald Brophy

Title: Vice President

ELECTRONIC ACCESS SERVICES AGREEMENT

This Electronic Access Services Agreement ("BASA") between The Bank of New York Mellon ("BNYM") and each of the investment entities listed on Appendix A of the Global Custody Agreement (each a "Client" and collectively, the "Clients") made this _ day of October, 2010, sets forth terms and conditions by which BNYM will provide the Electronic Delivery Mechanism, as defined below, to each Client. For the purposes of this BASA, "Global Custody Agreement" shall mean the Global Custody Agreement effective as of November 1, 2010 by and between BNYM and the Clients, as may be amended and restated from time to time.

1.                   As used herein, "Electronic Delivery Mechanism" means the electronic mechanisms used by Client and its Authorized Users (e.g., BNYM Web Sites, Proprietary Software, related support services provided by Third Party Service Providers) through which BNYM provides to the Clients and their Authorized Users (a) Proprietary Information and Client Data, (b) other services set forth or referenced in an addendum to the BASA, if any, and (c) the support of those , mechanisms. This EASA provides the Clients and their Authorized Users with read-only access to Proprietary Information and Client Data. Clients wishing to perform transactions through the Electronic Delivery Mechanism must execute a separate supplemental agreement covering such services.

Capitalized terms used herein and not otherwise defined shall be defined as set forth in the Electronic Access Terms and Conditions.

2.                    The parties hereby incorporate by reference, as though fully set forth herein, the Electronic Access Terms and Conditions in effect as of the date of this EASA, a copy of which has been provided to Client ("Electronic Access Terms and Conditions" or "EATC"). The Electronic Access Terms and Conditions can also be found at the following web site:http://workbench.mellon.com/public/TermsandConditions_12-01-09 ..pdf

3.                   This EASA pertains to Electronic Delivery Mechanism only; other services provided by BNYM to Client shall be governed by separate agreements or by terms and conditions applicable to those services. Where there is any conflict between this BASA and any other agreement by and between the Clients and BNYM (inclusive of any predecessors) relating to Electronic Delivery Mechanism, the terms of this EASA shall prevail, unless expressly stated otherwise in such other agreement.

4.                    The term of this BASA commences on the date set forth above and continues until terminated as provided herein or in the EATC. Either BNYM or Clients may terminate this BASA upon sixty (60) days written notice to the other party or as otherwise provided in the EATC.

5.                   This EASA, the EATC and any other supplements or addenda specifically agreed upon by the parties to this EASA, contain the entire agreement between the parties relating to the Electronic Delivery Mechanism and the provision through such Electronic Delivery Mechanism of Proprietary Information and Client Data, and supersede all prior written or oral communications between the parties on the subject.

6.                    If any provision of this BASA or the EATC is for any reason held to be invalid, illegal or unenforceable, the remaining provisions shall remain valid and enforceable, and the unenforceable provision shall be deemed to have been modified as appropriate to carry out, to the full extent possible, the intent of such provision.

7.                    This EASA may be amended by the parties through a written notice by BNYM to the Clients, together with written acceptance by the Clients of such amendment to this EASA. This Agreement is not assignable by either party without the prior written consent of the other. In addition to being subject to BNYM' s approval, any proposed assignment of this EASA by the Clients may be subject to further licensing requirements of Information Providers and the Clients agree to take appropriate actions with respect to any such requirements. Any assignment in violation of this provision shall be void. This BASA and the EATC shall be binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns.

8.                   This BASA is governed by and construed in accordance with the substantive laws of the State of New York without regard to its choice of law provisions. Each party waives the right to trial by jury in any action arising out of or relating to this EASA.

ELECTRONIC ACCESS TERMS AND CONDITIONS

(as of December 1, 2009)

The use of Workbench Services and INFORM Services are governed by and subject to these Electronic Access Terms and Conditions ("EATCs").

Definitions

"Affiliate" shall mean any company which, directly or indirectly, controls, is controlled by or is under common control with another company (where a holding of at least thirty percent (30%) of the voting stock will be deemed to grant control), and the words "controls" and "controlled" will be construed accordingly.

"Authorized User" shall mean (a) employees of the Client; and (b) other persons designated by Client (subject to BNYM's approval).

"BNYM Web Sites" shall mean the components of the Electronic Delivery Mechanism consisting of the Internet web sites hosted by BNYM on the world wide web and the Proprietary Software through which Proprietary Information or Client Data is accessed: (1) Workbench services -http://www.workbench.bnymellon.com and (2) INFORM services - https://inform.bankofny.com or http ://ii.bnyinform.com.

"Commands" shall mean directions given via computer, including but not limited to keystrokes and mouse clicks.

"Client" shall mean, collectively, the Client of BNYM and any of Client's Affiliates identified in the EASA.

"Client Data" shall mean Client's portfolio information that is unique to Client's portfolio (such as number of shares and which holdings) and provided or accessed through the Electronic Delivery Mechanism, provided that Client Data will not be construed to include Proprietary Information.

"Data Terms Web Site" shall mean the set of terms and conditions (as may be amended by BNYM from time to time without notice to Client) available at http://www.bnymellon.com/products/ assetservicing/vendoragreement.pdf or such other location as BNYM shall notify the Client in writing.

"EASA" shall mean a written Electronic Access Services Agreement executed between BNYM and Client, which incorporates these EATCs by reference.

"Information" shall encompass any software, text, graphics, files, scripts or other content or materials, any database and any proprietary data, processes, information and documentation made available to Client by BNYM.

"Information Provider" shall mean any third party source, excluding a Third Party Service Provider, from which Proprietary Information may have been gathered.

"Proprietary Information" shall mean Information provided or available through the Electronic Delivery Mechanism in which BNYM, its Affiliates or Information Providers have a proprietary interest, including without limitation the following: (i) security identifiers (e.g. CUSIPS and SEDOLS), (ii) ratings (e.g. S&P, Moody's, Fitch), (iii) classifications data (e.g. GICS, ICB, Russell, Lehman, Merrill Lynch, Topix), (iv) index data; and (v) other data identified to a proprietary source or data in an ancillary service covered by an addendum to the EASA.

"Proprietary Software" shall mean the component of the Electronic Delivery Mechanism that consists of proprietary software owned by BNYM and its Affiliates through which Client and Authorized Users may access Proprietary Information or Client Data.

 "Third Party Service Provider" shall mean any other party (excluding an Information Provider) that provides services to BNYM and its Affiliates in relation to the Electronic Delivery Mechanism.

Services

(a)                 BNYM will provide the Electronic Delivery Mechanism to Client and its Affiliates through Client's Authorized Users via the BNYM Web Sites. Client and Authorized Users will gain access to and may be able to configure and download Proprietary Information and Client Data, all through the Electronic Delivery Mechanism by issuing Commands through Proprietary Software or the BNYM Web Sites, subject to the terms of this EASA.

(b)                 BNYM retains the discretion and authority to add, delete or revise in whole or in part the Electronic Delivery Mechanism offered to the Client and to modify the BNYM Web Sites and the Proprietary Software from time to time. BNYM will use commercially reasonable efforts to provide advance notice of such modifications, which notice may be provided via the BNYM Web Sites.

(c)                  BNYM may review or retain records of Client's or Authorized User's Commands for any applicable legal or regulatory requirement and, among other reasons, for monitoring the quality of service Client receives, Client's compliance with this EASA and the security of the Information.

License/Proprietary Rights

(a)                 The BNYM Web Sites, Electronic Delivery Mechanism, Proprietary Software and Proprietary Information are proprietary to BNYM, its licensors, Information Providers or Third Party Service Providers. Client shall cooperate with reasonable written requests from BNYM to protect BNYM's, BNYM's licensors', Information Providers' and/or Third Party Service Providers' respective rights in the BNYM Web Sites, Electronic Access, Proprietary Software or Proprietary Information. Nothing in this EASA shall be construed as giving Client and Authorized Users any license or right to use any of BNYM's, BNYM's licensors', Information Providers' and/or Third Party Service Providers' trademarks, logos and/or service marks.

(b)	Proprietary Software License

(1)                 To the extent Client and Authorized Users receive Proprietary Software hereunder, BNYM hereby grants Client and such Authorized Users a limited, non-exclusive, non-transferable license for the term of this EASA to install such Proprietary Software on Client's internal computer system only and to use such Proprietary Software solely in connection with the Electronic Delivery Mechanism. This license shall continue through the earlier of (i) BNYM' s termination of the license for such software, as may be permitted herein; or (ii) the termination of this EASA. To the extent such internal computer system is accessible to networks beyond the control of Client, such as without limitation the Internet, Client shall install Proprietary Software only on computers that are password protected.

(2)                 Client and Authorized Users shall have no rights in or to Proprietary Software, or any copies thereof, except for the right to use Proprietary Software as specifically set forth in this EASA. Title and ownership rights to Proprietary Software (including, copyright and trade secret property rights inherent in and appurtenant thereto) shall remain with BNYM or any third party owner. Client may make copies of the Proprietary Software for backup purposes only, provided all copyright and other proprietary information included in the original copy of the Proprietary Software are reproduced in or on such backup copies. Client and Authorized Users shall not: (i) except as provided above, make additional copies of Proprietary Software; (ii) disclose Proprietary Software to, or allow Proprietary Software to be used by or for the benefit of, any third party; (iii) modify Proprietary Software and/or merge Proprietary Software with another software program; (iv) alter, decompile, disassemble, reverse engineer or otherwise modify Proprietary Software; and (v) remove any copyright or proprietary rights notices or legends placed upon or within Proprietary Software. Client agrees, on behalf of itself and Authorized Users, not to use the Proprietary Software for any other purpose, including without limitation, use in a time share or service bureau arrangement. Client shall be responsible for the consequences of any misuse of, or unauthorized use of or access to, Proprietary Software by Client's Authorized Users.

(c)	Proprietary Information

(1)                Proprietary Information provided hereunder may be subject to certain additional provisions or restrictions in licenses BNYM and/or its Affiliates have with Information Providers or such Information Providers may require Client to agree to certain terms and conditions. Such additional provisions, restrictions and requirements are shown on the Data Terms Web Site. Terms on the Data Terms Web Site may be revised periodically with concurrent notice to the Client, which notice may be provided via the BNYM Web Sites. Use of the Electronic Delivery Mechanism, and continued use of the Electronic Delivery Mechanism following revision of any terms on the Data Terms Web Site, constitutes Client's acceptance of and agreement to the then-current terms shown on the Data Terms Web Site.

(2)                 Client's use of the Proprietary Information may require Client to enter into additional contracts directly with Information Providers or other Third Party Service Providers. In the event that Client's rights under its agreement with any such provider conflict with the terms of this EASA, the terms of Client's provider agreement shall prevail.

(3)                 Except to the extent Client is permitted otherwise pursuant to its own licenses with applicable Information Providers, Client agrees that the Proprietary Information shall be solely for its internal use. As used herein, Client's "internal use" may include Client making available such Proprietary Information to its third party professional advisors provided such advisors are legally obligated to treat such Proprietary Information in a confidential manner and legally prohibited from using such Proprietary Information in any manner other than in support of its services to Client. Client also agrees not to, and to cause Authorized Users and third party professional advisors, not to (i) reproduce or repackage, retransmit, disseminate, sell, distribute, publish, broadcast, or circulate to third parties not covered by "internal use" or otherwise commercially exploit Proprietary Information, (ii) identify and extract Proprietary Information from the Electronic Delivery Mechanism independent of any Client Data, (iii) use Proprietary Information in any Client or third party software application except to the extent formally approved by BNYM in writing, or (iv) use Proprietary Information in an environment shared by the Client and third parties, in each case without the express written consent of BNYM and without first obtaining any licenses needed from the relevant Information Provider(s). The foregoing shall not be construed to permit Client to allow any third party professional advisor other than its independent public accounting firm or regulators of relevant jurisdiction to have direct access to the Electronic Delivery Mechanism through the use of a user id and password issued to Client. In the event Client requires any such professional advisor to have such direct access other than as contemplated herein, Client shall notify BNYM in writing and BNYM will have the right to require such third party professional advisor to execute a separate EASA. For the avoidance of doubt, nothing in the foregoing shall prohibit Client from providing access to the Electronic Delivery Mechanism by temporary contractors engaged by Client and required to have access to the Electronic Delivery Mechanism to perform services for Client (each referred to as "temporary contractor").

(d)           All rights not specifically granted to Client hereunder are reserved by BNYM, its Licensors, Information Providers and/or Third Party Service Providers.

(e)            The provisions of this License/Proprietary Rights Section shall survive the termination of the EASA between the Client and BNYM.

Reliance on Commands/Security

(a)                   Client shall furnish BNYM with a written list of the names, and the extent of authority or level of access of, Client's proposed Authorized Users. Upon BNYM's approval (which approval shall not be unreasonably withheld), BNYM shall send to Client a user-id for each Authorized User and, where appropriate, a secure identification device for each Authorized User.

As an alternative to the foregoing, Client may identify in a writing to BNYM the employee(s) at Client ("Client Electronic Access Administrator(s)") who will have the ability to administer access, including the requesting and revoking of user ids, to the Electronic Delivery Mechanism for Authorized Users as described herein. The Client Electronic Access Administrators will be provided with a level of access that will give them the ability to request the issuance of user IDs for Authorized Users electronically by entering Authorized User information into the web site along with the extent of authority or level of access of such Authorized Users. Client will be solely responsible for the Client Electronic Access Administrator's actions and for protecting such Client Electronic Access Administrator's user ids and passwords. Client will not, through a Client Electronic Access Administrator, request a user ID for anyone other than a permanent employee or temporary contractor of Client, and Client will be responsible for ensuring that its Client Electronic Access Administrators understand that they are not to request user ids for other individuals.

The Client will be responsible for providing the user-ids, and as appropriate secure identification devices, received from BNYM for each Authorized User to the Authorized Users.

Client shall ensure that an Authorized User returns the secure identification device following the termination of that user's authorization to access the Electronic Delivery Mechanism. Client shall return the secure identification devices of all of the users immediately upon termination of this EASA. Client shall be responsible for immediately notifying BNYM in writing in the event of the change in status of any Client Electronic Access Administrator that would cause such individual to no longer need access to the functionality that allows for the requesting of user ids for Authorized Users or the revocation or disabling of such user ids.

BNYM shall be authorized and entitled to rely on, and shall be fully protected in acting upon, any Commands associated with a user id issued to an Authorized User, until such time as notified in writing by Client (and after passage of a reasonable time for BNYM to act upon such notice) of the change in status of an Authorized User. Notwithstanding the foregoing, if Client requested a Client Electronic Access Administrator to have authority to request user ids electronically, Client will be solely responsible for revoking the authorization granted to any Authorized User upon Client's determination that the authorization is no longer necessary for such Authorized User's job duties or the Authorized User has left Client's employ or for any other reason.

(b)                 Browser software compatibility is published on the BNYM Web Sites, and may be updated from time to time by BNYM with concurrent notice to Client, which notice may be provided via the BNYM Web Sites. With the exception of Proprietary Software and browser software listed on the BNYM Web Sites or other applications formally approved by BNYM in writing, Client agrees not to use, and agrees to require each Authorized User not to use, any software, program, application or any other device to access or log on to BNYM's computer systems or the BNYM Web Sites.

Client Responsibilities and Obligations

(a)                 Client is responsible for having and maintaining, and for ensuring that each Authorized User has and maintains, all hardware, equipment and software (other than the Proprietary Software) necessary to access and use the Electronic Delivery Mechanism. Client shall accept and properly install any updates or modification to any software forming part of the Electronic Delivery Mechanism that BNYM considers necessary, and shall cause its Authorized Users do the same.

(b)                  The Client shall maintain the confidentiality of the Authorized Users' BNYM-assigned user-ids and passwords and the security of any secure identification devices. The Client is responsible for all Commands processed through the BNYM Web Sites through and under, and the use of, the Authorized Users' user-ids and passwords (except to the extent arising out of the acts of BNYM). The Client will promptly notify BNYM if it becomes aware of any loss or theft of any Authorized Users' user-ids, passwords or secure identification devices, or of any unauthorized use of any Authorized Users' user-ids, passwords or secure identification devices or of the Electronic Delivery Mechanism, Proprietary Information or Client Data.

(c)	The Client (and its Authorized Users, as appropriate) shall:

(1)	Use the Electronic Delivery Mechanism only within the scope of the EASA and shall not permit the use of the Electronic Delivery Mechanism by any third party that is not an Authorized User.

(2)	Not use any Command or other feature of the BNYM Web Sites for any purpose that is unlawful.

(3)	Keep all information contained in the Client's profile up-to-date.

(4)	Not upload or post to the BNYM Web Sites any material protected by copyright or any other intellectual property right (as well as rights of publicity and privacy) without first obtaining the permission of the owner of such rights.

(5)	Not unlawfully export or re-export, directly or indirectly, any part of the Electronic Delivery Mechanism in contravention of applicable law.

(d)                 Access to third party Web Sites linked to or referenced in the BNYM web sites is at the Client's or each Authorized User's sole discretion. BNYM is not responsible for third party Web Sites that collect information from parties who visit their web sites through links on the BNYM Web Sites.

Confidentiality

(a)                 The Electronic Delivery Mechanism (including without limitation the design, programming techniques, algorithms and codes contained within the Electronic Delivery Mechanism) and Proprietary Information are confidential property of BNYM, its licensors or the Information Providers or Third Party Service Providers, and, for purposes hereto shall be deemed the confidential property of BNYM ("BNYM Confidential Property").

(b)                  Client and its Authorized Users shall not disclose or make unauthorized use (i.e., a use not permitted under this EASA or a separate agreement between the Client and an Information Provider or Third Party Service Provider) of the BNYM Confidential Property. Client will take reasonable care to protect BNYM Confidential Property from examination by anyone except for its employees who have a need to know or as otherwise permitted under this EASA. Client shall be responsible for the consequences of any misuse of, or unauthorized use of or access to, any BNYM Confidential Property by the Client's Authorized Users.

(c)	The obligations in this section shall not restrict any disclosure by Client pursuant to any applicable law, or request of any court or government agency.

Limited Warranty/Exclusion of Other Warranties

(a)                  BNYM represents and warrants that it has the full right and authority to enter into this EASA and to provide the Electronic Delivery Mechanism under its terms.

(b)                  Except as otherwise provided under (c) below, Proprietary Information and Client Data provided through the Electronic Delivery Mechanism are provided on an "AS-IS" basis and Client accepts the entire risk as to how and for what purposes Client and Authorized Users use such Proprietary Information and Client Data. Neither BNYM, the Information Providers nor the Third Party Service Providers shall have any liability, contingent or otherwise, under this BASA for the accuracy, completeness, timeliness or correct sequencing of Proprietary Information or Client Data. Client acknowledges that (i) Client Data provided through the Electronic Delivery Mechanism is subject to change because (x) such Client Data is generally updated as of the prior business day's close of business, and (y) as is customary in securities trading transactions, is subject to adjustment and correction and that (ii) Proprietary Information and Client Data provided through the Electronic Delivery Mechanism are not reconciled on a real-time basis and are provided via the Electronic Delivery Mechanism without any independent investigation by BNYM.

(c)                  Notwithstanding Section (b) above, nothing in this EASA shall limit Client's rights and remedies under any other written agreement between Client and BNYM or and affiliate of BNYM with respect to Client Data provided by BNYM to Client pursuant to such written agreement through Electronic Services. However, for the avoidance of doubt, nothing under this Section (c) shall create any separate basis of liability on the part of BNYM or its affiliates to Client because such Client Data is accessed or received by Client through Electronic Access.

(d)                 THERE IS NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR USE, NO WARRANTY OF QUALITY AND NO WARRANTY OF NONINFRINGEMENT. THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE PROPRIETARY INFORMATION OR CLIENT DATA. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN CLAUSE (a) OF THIS SECTION, THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE ELECTRONIC DELIVERY MECHANISM.

Indemnification

(a)                 BNYM shall indemnify, defend and hold harmless Client and pay any damages finally awarded by a court of competent jurisdiction, in any action or proceeding commenced by a third party against Client based on a claim that the Proprietary Software or BNYM Web Sites infringe upon a third party patent, copyright, or trade secret, provided that Client (i) notifies BNYM promptly of any such action or claim (except that the failure to so notify BNYM shall not limit BNYM' s obligations hereunder except to the extent that such failure materially prejudices BNYM); (ii) grants BNYM full and exclusive authority to defend, compromise or settle such claim or action; and (iii) provides BNYM all assistance reasonably necessary to so defend, compromise or settle. The foregoing obligations shall not apply, however, to any claim or action arising from (i) Client or Authorized User's use of the Proprietary Software or BNYM Web Sites in a manner not authorized by this EASA; or (ii) Client or Authorized User's use of the Proprietary Software or BNYM Web Sites in combination with other software or services not supplied by BNYM where such use alone would not be infringing.

(b)                  In addition to BNYM's indemnification obligations set forth in paragraph (a) above, in the event that the Proprietary Software or BNYM Web Sites are found to infringe upon a third party patent, copyright, trade secret, or other proprietary right, or in BNYM' s opinion the Proprietary Software or BNYM Web Sites are likely to be found to so infringe, BNYM may, at its sole option, (i) procure for Client the right to continue using the Proprietary Software or BNYM Web Sites; (ii) replace the Proprietary Software or BNYM Web Sites with software or services that are non-infringing; or (iii) terminate this EASA and refund to Client any pre-paid charges specifically relating to the Proprietary Software or BNYM Web Sites, if any.

(c)	THE FOREGOING PARAGRAPHS (a) AND (b) OF THIS SECTION STATE BNYM'S SOLE OBLIGATION, AND CLIENT'S SOLE REMEDY, WITH RESPECT TO ANY CLAIM OF INFRINGEMENT REGARDING THE PROPRIETARY SOFTWARE OR BNYM WEB SITES.

(d)                  Except to the extent prohibited by applicable law, Client shall indemnify, defend and hold harmless BNYM and pay any damages finally awarded by a court of competent jurisdiction, in any action or proceeding commenced by a third party or any damages as a result of the actions of the Client based, in either case, on a claim of (i) any breach by Client. or any Authorized User of any term in this EASA and (ii) any person obtaining access to the Electronic Delivery Mechanism through Client or any Authorized User or through use of the Client's or Authorized User's password, user-id or secure identification device, whether or not Client authorized such access (except to the extent of any unauthorized access that results from the gross negligence or willful misconduct of BNYM), provided that BNYM (i) notifies Client promptly of any such action or claim (except that the failure to so notify Client shall not limit Client's obligations hereunder except to the extent that such failure materially prejudices Client); (ii) grants Client full and exclusive authority to defend, compromise or settle such claim or action; and (iii) provides Client all assistance reasonably necessary to so defend, compromise or settle.

Limitation of Liability

(a)                 EXCEPT FOR BNYM'S INDEMNIFICATION OBLIGATIONS SET FORTH IN CLAUSE (a) OF THE SECTION OF THESE EATCs ENTITLED "INDEMNIFICATION", IN NO EVENT WILL BNYM, ITS LICENSORS, THE INFORMATION PROVIDERS OR THE THIRD PARTY SERVICE PROVIDERS BE LIABLE TO THE CLIENT, ANY AUTHORIZED USER OR ANYONE ELSE FOR ANY DAMAGES, INCLUDING CONSEQUENTIAL, RELIANCE, EXEMPLARY, INCIDENTAL, SPECIAL, COMPENSATORY, ECONOMIC, PUNITIVE OR INDIRECT DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSSES AND DAMAGES THAT RESULT FROM THIS EASA OR THE USE OF OR INABILITY TO USE THE ELECTRONIC DELIVERY MECHANISM OR PROPRIETARY INFORMATION OR CLIENT DATA), EVEN IF BNYM, ITS LICENSORS, THE INFORMATION PROVIDERS OR THE THIRD PARTY SERVICE PROVIDERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

(b)	None of BNYM, its licensors, the Information Providers or the Third Party Service Providers shall be liable under this EASA if they are prevented from or delayed in performing their obligations, or for any loss resulting from a cause that is beyond the reasonable control of that entity.

(c)                  BNYM makes no guarantee that the Electronic Delivery Mechanism and Proprietary Information are virus-free; however, BNYM will make commercially reasonable efforts to ensure that the systems used by BNYM to provide the Electronic Delivery Mechanism and Proprietary Information are virus-free. BNYM is not liable for any loss or damage resulting from voluntary shutdown of the server or the BNYM Web Sites by BNYM reasonably required to address computer viruses, denial-of-service messages or other similar problems. BNYM is not responsible for any damage to Client's computer, software, modem, telephone or other property resulting from Client's use of the Electronic Delivery Mechanism.

(d)                 Notwithstanding the foregoing, nothing contained in the EASA shall be deemed to modify or limit any service obligation or liability that BNYM may otherwise have to Client under any other agreement between BNYM and Client.

Term and Termination

(a)                 In addition to any termination provision set forth in the EASA, Client or BNYM may terminate the EASA as follows:

(1)                  In the event of any breach of the EASA, the non-breaching party may terminate the EASA immediately upon written notice to the breaching party if any breach of the EASA remains uncured after thirty (30) days written notice of the breach is sent to the breaching party.

(2)                 Either BNYM or Client may terminate the EASA in the event the other party (a) files for liquidation, dissolution or bankruptcy, (b) fails to have dismissed a bankruptcy, liquidation or dissolution proceeding that was commenced against it by a third party within ninety (90) days of the filing; or (c) makes an assignment for the benefit of creditors.

(3)                  BNYM may immediately terminate access through an Authorized User's user-id and password and may, at its discretion, also terminate access by an Authorized User, without right of cure, in the event of an unauthorized use of an Authorized User's user-id or password, or where BNYM reasonably believes there is a security risk created by such access.

(4)                 BNYM may terminate, immediately and without advance notice, and without right of cure, any portion or component of the Electronic Delivery Mechanism, the BNYM Web Sites or Proprietary Information in the event an Information Provider or Third Party Service Provider (i) ceases to provide such portion or component to BNYM or an Affiliate of BNYM or (ii) prohibits BNYM from permitting Client to have access to the Information Provider's Proprietary Information; provided, however, that if BNYM receives advance notice of termination from the provider of such information, BNYM shall provide advance notice of termination to its Customers affected thereby, but only to the extent reasonably practicable under the circumstances.

(b)                 Within five (5) business days of receiving or giving notice of termination, Client shall notify all Authorized Users of the effective date of the termination of the EASA, irrespective of whether the termination was initiated by BNYM or Client.

(c)                  In the event of termination, BNYM will cease providing the Electronic Delivery Mechanism and, where applicable and at BNYM's request, Client shall return to BNYM any copies of Proprietary Software and any Proprietary Information, except as needed by Client to comply with applicable regulations, such as documentation and reporting requirements. The foregoing, however, shall not be construed to require Client to return or destroy Proprietary Information that may be embedded within a report containing Client Data, but the Proprietary Information will continue to be subject to the restrictions set forth herein.

(d)	The provisions of this Termination Section shall survive the termination of the EASA.

Intending to be legally bound, BNYM and Clients have caused this EASA to be executed by duly authorized officers. Capital Research and Management Company represents and warrants that it has full authority to enter into this Agreement on behalf of each of the Clients and bind each of the Clients to the provisions of this EASA and the Electronic Access Terms and Conditions.

THE BANK OF NEW YORK MELLON	EACH OF THE CLIENTS LISTED ON APPENDIX A TO THE GLOBAL CUSTODY AGREEMENT, ON BEHALF OF ITSELF OR ITS LISTED PORTFOLIOS
By: /s/ Caroline Kates	By: CAPITAL RESEARCH AND MANAGEMENT COMPANY By: /s/ Paul G. Haaga, Jr.
Printed Name: Caroline Kates Title: Vice President	Printed Name: Paul G. Haaga, Jr. Title: Chairman

APPENDIX A

To

Global Custody Agreement effective as of November 1, 2010

CUSTOMERS AND PORTFOLIOS

Dated as of December 3, 2015

The following is a list of Customers and their respective Portfolios for which Bank shall serve under this Agreement.

Capital Research and Management Company serves as investment adviser for the following Customers:

CUSTOMER PORTFOLIO:	EFFECTIVE AS OF:
American Funds Mortgage Fund	November 1, 2010
American Funds Tax-Exempt Fund of New York	November 1, 2010
American Funds Global Balanced Fund	December 17, 2010
American Funds Insurance Series –
Managed Risk Asset Allocation Fund	September 14, 2012
Managed Risk Growth Fund	April 26, 2013
Managed Risk Growth-Income Fund	April 26, 2013
Managed Risk International Fund	April 26, 2013
Managed Risk Blue Chip Income and Growth Fund	April 26, 2013
Portfolio Series -
American Funds Managed Risk Growth Portfolio	May 1, 2015
American Funds Managed Risk Growth and Income Portfolio	May 1, 2015
American Funds Managed Risk Global Allocation Portfolio	May 1, 2015
American Funds Corporate Bond Fund	December 6, 2012
American Funds Inflation Linked Bond Fund	December 6, 2012
American Funds Developing World Growth and Income Fund	October 11, 2013
American Funds Retirement Income Portfolio Series –
Conservative	June 12, 2015
Moderate	June 12, 2015
Enhanced	June 12, 2015
American Funds Emerging Markets Bond Fund	March 4, 2016

IN WITNESS WHEREOF, each of the Customers and Bank have executed this Appendix A as of the date first-written above. Execution of this Appendix A by more than one Customer shall not create a contractual or other obligation between or among such Customers (or between or among their respective Portfolios or investment advisers) and this Appendix shall constitute a separate agreement between Bank and each Customer on behalf of itself or each of its Portfolios.

EACH OF THE CUSTOMERS AS LISTED ON APPENDIX A ATTACHED HERETO, ON BEHALF OF ITSELF OR ITS LISTED PORTFOLIOS

By:	CAPITAL RESEARCH AND MANAGEMENT COMPANY
By: /s/ Kristine M. Nishiyama__________

Name: Kristine M. Nishiyama
Title: Authorized Signatory

THE BANK OF NEW YORK MELLON
By: /s/ Donald Brophy______________________
Name: Donald Brophy
Title: Vice President